ENHANCED GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the date specified on the Schedule Page. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. This Endorsement cannot be terminated without termination of the entire Contract. The following hereby amends and supplements the section of the Contract entitled "Annuity Provisions".

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): The GMIB guarantees that the Contract Owner may annuitize the Contract under a fixed payment option*, as of any Contract Anniversary, beginning with the 10th Contract Anniversary, with payments to be determined by the greater of 1 or 2.

1. Current fixed annuitization rates applied to the current Adjusted Contract Value.
2. Guaranteed fixed annuitization rates applied to the Guaranteed Minimum Income Benefit Value.

The GMIB Value is equal to the greater of A or B.

A.   5%-Annual-Increase Amount.
If the Endorsement effective date is the same as the Contract Issue Date:

o    The 5%-Annual Increase Amount is set equal to the Initial Purchase Payment.

If the Endorsement effective date is later than the Contract Issue Date:

o The 5%-Annual Increase Amount is set equal to all Purchase Payments received, reduced by the percentage of any Contract Value surrendered including any Contingent Deferred Sales Charge for each surrender made.

On every Valuation Date other than a Contract Anniversary the 5%-Annual-Increase amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.
2)   Increased by any additional Purchase Payments.

On every Contract Anniversary the 5%-Annual-Increase amount is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Increased by a multiple of 1.05 if the Contract Owner's attained age is less than 81.
2) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.
3)   Increased by any additional Purchase Payments.

The 5%-Annual-Increase amount has a maximum amount determined by the following:

1)   Two times the cumulative Purchase Payments.
2) Reduced by the percentage of Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.

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B.   The maximum Anniversary Value.
If the Endorsement effective date is the same as the Contract Issue Date:
o    The maximum Anniversary Value is set equal to the Initial Purchase Payment.

If the  Endorsement  effective date is later than the Contract Issue Date:
o The maximum Anniversary Value is set equal to all Purchase Payments received, reduced by the percentage of any Contract Value surrendered including any Contingent Deferred Sales Charge for each surrender made.

On  every  Valuation  Date  other  than  a  Contract   Anniversary  the  maximum
Anniversary Value is equal to the value on the Valuation Date immediately preceding it adjusted as follows:

1) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.
2)   Increased by any additional Purchase Payments.

On every Contract Anniversary the maximum Anniversary Value is equal to:

1) The greater of the value on the Valuation Date immediately preceding it and the Contract Value. Contract Anniversaries occurring on or after the Contract Owner's 81st birthday or date of death will not be taken into consideration in determining this benefit.
2) Reduced by the percentage of any Contract Value surrendered, including any Contingent Deferred Sales Charge for each surrender made.
3)   Increased by any additional Purchase Payments.

The GMIB is effective only when the Contract is annuitized within 30 days following a Contract Anniversary.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMIB. If a non-natural person owns the Contract, then Contract Owner shall mean Annuitant.

*Annuity Options 1 through 6 available under this Contract may be used for this benefit. However, the Annuity Payments can only be made under a Fixed Annuity for the GMIB. If Annuity Option 6 is chosen, the duration of the period certain must be at least 10 years.

Refer to the Contract Schedule for the charge for this benefit.

                 Allianz Life Insurance Company of North America


   By: /S/ Charles Kavitsky                         By /S/ Suzanne O Pepin
      Charles Kavitsky                                  Suzanne O Pepin
          President                             Senior Vice President, Secretary
                                                     and Chief Legal Officer
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